EXHIBIT 10.12

AWARD AGREEMENT

FirstBank 2012 Equity Based Incentive Plan

THIS AWARD AGREEMENT (the “Agreement”) is made under the FIRSTBANK 2012 EQUITY BASED INCENTIVE PLAN, and is made, effective as of August 19, 2016 (the “Grant Date”), between FirstBank, a Tennessee corporation (the “Company”), and Christopher T. Holmes (the “Participant”).

WITNESSETH:

WHEREAS, the Company maintains the FirstBank 2012 Equity Based Incentive Plan (the “Plan”), as it may hereafter be amended and continued, in order to attract and retain quality management personnel and provide its management or highly compensated employees with incentives to achieve long-term corporate objectives, and a copy of the Plan has been delivered to or made available to the Participant;

WHEREAS, the Participant is an officer or other key employee of the Company with responsibility for the management or administration of the Company’s business;

WHEREAS, pursuant to the Participant’s Employment Agreement with the Company dated as of August 19, 2016 (the “Employment Agreement’), the Company has granted certain EBI Units as defined under the Plan to the Participant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Award.

a.

The Company hereby grants to Participant a total of 100,420 Equity Based Incentive Plan Units (the “EBI Units”), which had a “fair market value per share of common stock of the Company” (as such term is defined in section 2(m) of the Plan) of $2,150,000 as of the December 31 preceding the Grant Date. Except as otherwise provided herein, this grant of EBI Units is subject to the terms, restrictions, and other conditions of this Agreement and the Plan. Any term used herein and not defined shall have the meaning given such term in the Plan.

b.	The EBI Units will not have voting or dividend rights.

2.	Vesting.

Notwithstanding Section 5(c) of the Plan, the EBI Units shall be fully-vested as of the Grant Date.

3.	No Right to Continued Employment.

Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment or other service of the Company, the Parent or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, the Parent or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reasons whatsoever, with or without cause.

4.	Award Subject to Plan.

Notwithstanding anything in this Agreement to the contrary, except as provided in Sections 2 and 5 hereof, the terms of this Agreement shall be subject to the terms of the Plan. Notwithstanding the foregoing, Section 8 of the Plan shall not apply to the EBI Units granted hereunder.

Except as otherwise provided in this Section 4, in the event of any inconsistency between this Agreement and the Plan, the Plan shall control.

5.	Payment.

Notwithstanding Section 6(a) of the Plan, the EBI Units shall become payable on the earlier of (i) December 31, 2016, (ii) a “change in control event” as defined in Code Section 409A, (iii) Participant’s “separation from service,” as defined in Code Section 409A, by reason of his Disability (as defined in the Employment Agreement), or (iv) Participant’s death. The other terms and conditions of payment with respect to the EBI Units are provided in Section 6(b) of the Plan.

Pursuant to Section 9(j) of the Plan, notwithstanding anything herein to the contrary, if the EBI Units would otherwise be payable under this Agreement by reason of Participant’s separation from service during a period in which he is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(vi), then payment with respect to the EBI Units will be made on the first day of the seventh month following Participant’s separation from service (or, if Participant dies during such period, within 30 days after Participant’s death).

6.

Payment of Taxes. The Company or any employer affiliate has the authority and the right to deduct or withhold, or require Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the EBI Units.

7.	Miscellaneous.

a.	This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

b.	The terms of this Agreement may only be amended, modified, or waived by a written agreement executed by both of the parties hereto.

c.

The validity, performance, construction, and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the conflict of laws thereof. Exclusive jurisdiction and venue for any matter arising under this Agreement shall be in the state or federal courts sitting in Nashville, Tennessee.

d.	This Agreement, the Plan and Section 3(d)(i) of the Employment Agreement constitute the entire agreement between the parties hereto with respect to the Award granted herein.

e.

Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and of Participant and Participant’s personal representatives.

f.	Obligations of the Company under the Plan shall be unsecured and unfunded obligations, and the holders of Awards shall be general creditors of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Grant Date.

FirstBank

By:	/s/ James W. Ayers
Name:	James W. Ayers
Title:	Chairman

PARTICIPANT

Name:	/s/ Christopher T. Holmes
Address:
Social Security Number:

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